UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2014

WORLD POINT TERMINALS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36049	46-2598540
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri 63105
(Address of Principal Executive Offices)

(314) 889-9660
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

Contribution Agreement

On December 16, 2014, World Point Terminals, LP (the “Partnership”) entered into a contribution agreement (the “Contribution Agreement”) with Petroleum Fuel & Terminal Company (“PF&T”), a wholly owned subsidiary of Apex Oil Company, Inc. (“Apex”). Apex is an affiliate of the general partner of the Partnership and holder of 20% of the Partnership’s incentive distribution rights. Pursuant to the terms of the Contribution Agreement, the Partnership agreed to acquire from PF&T a terminal in Greensboro, NC with a total shell capacity of 684,000 barrels in a transaction valued at approximately $29.4 million (the “Drop-Down Transaction”). The Partnership will issue 1,550,000 common units to Apex as consideration for the Drop-Down Transaction, which is scheduled to close effective January 1, 2015. The issuance of common units will be structured as a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The Drop-Down Transaction was unanimously approved by the Board of Directors of the general partner of the Partnership (the “Board”), based on the unanimous approval and recommendation by the Board’s conflicts committee, which is comprised of independent directors. The conflicts committee was advised by Evercore Partners as its financial advisor and Potter Anderson & Corroon LLP as its legal counsel.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated herein for reference.

Item 8.01. Other Events.

On December 15, 2014, the Board reviewed and approved an amendment to the Insider Trading Policy, which changes the blackout period in which the Board and all officers and employees of the Partnership and its subsidiaries may not trade in the Partnership’s securities from two weeks prior to the end of the fiscal quarter to one day after the end of any fiscal quarter. The policy is available for review on the Partnership’s website at: http://investor.worldpointlp.com/insider-trading.

On December 16, 2014, World Point Terminals, LP (NYSE: WPT) (the “Partnership”) issued a press release, which is furnished as Exhibit 99.1 to this report, announcing the contribution agreement to acquire a terminal in Greensboro, NC.

Item 9.01. Financial Statements and Exhibits.

A copy of the press release is included as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD POINT TERMINALS, LP

By:	WPT GP, LLC
its general partner

By:	/s/ Steven G. Twele
Name:	Steven G. Twele
Title:	Vice President and Chief Financial Officer

Date: December 16, 2014